EXHIBIT 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe, Bayer Agree to Settle Patent Disputes
— Companies Also Agree to Finalize Arbitration Related to Qualitative Viral Products —
SAN DIEGO, CA, June 22, 2006 — Gen-Probe Incorporated (NASDAQ: GPRO) announced today that Bayer HealthCare LLC, a member of the Bayer Group (NYSE: BAY), and the Company have agreed to end a series of disputes involving multiple patent litigations and contract arbitrations.
Under the binding terms of the agreement, Gen-Probe will withdraw its patent litigation against Bayer and will grant Bayer immunity from suit with respect to all existing and future Gen-Probe patents for all of Bayer’s current nucleic acid diagnostic products. Further, future Bayer products will be immune from suit under four specified Gen-Probe patent families. Also, Bayer will grant Gen-Probe immunity from suit under certain Bayer patents with respect to Gen-Probe’s current TIGRIS instrument and future instruments. As part of the agreement, Bayer will pay Gen-Probe certain lump sum royalties over the next 18 months.
Finally, Gen-Probe and Bayer have agreed to a final decision in the companies’ separate arbitration related to their collaboration for viral products. This final decision incorporates the interim awards previously awarded by the arbitrator. Bayer, however, will not be required to reimburse Gen-Probe $2.0 million for legal expenses, as originally ordered by the arbitrator.
“We are pleased to have concluded our legal disputes with Bayer, and to gain additional revenue that will enable us to invest in commercially attractive, previously unfunded development projects that will drive future growth,” said Henry L. Nordhoff, Gen-Probe’s chairman, president and chief executive officer.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 20 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.

Caution Regarding Forward-Looking Statements
Any statements in this press release about Gen-Probe’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning future payments and revenue recognition are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that Bayer will stop selling or making the products covered by the settlement, thus removing the obligation to pay royalties to Gen-Probe, and (ii) the risk that Gen-Probe will not receive any payments from Bayer. The foregoing describes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties Gen-Probe faces and a discussion of financial statements and footnotes, see documents filed with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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